UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2015 (September 9, 2015)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Avenue of the Americas, Suite 5060

New York, New York 10036

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2015, the board of directors (“Board”) of EFactor Group Corp. (the “Company”) appointed David Hamilton Jeffries to serve on the Board. Mr. Jeffries will also serve on the audit committee of the Board.

Mr. Jeffries, 58, has over 30 years of experience in the banking industry. Since August 2014, Mr. Jeffries has advised private companies in the technology, consumer, oil and gas, and pharmaceutical industries. From July 2008 to July 2014, he served as a managing director and head of consumer, retail, industrial, healthcare, and chemicals coverage for the Royal Bank of Scotland Group PLC (NYSE:RBS). From May 2002 to July 2008, Mr. Jeffries served as a managing director and head of consumer, retail, and industrial coverage, and later as the head of North American banking coverage, for ABN Amro Bank N.V. From May 1999 to January 2001, he served as a managing director in consumer and retail coverage for J.P. Morgan (NYSE:JPM). From May 1986 to May 1999, Mr. Jeffries served in various capacities for Lehman Brothers Inc., including as a managing director and head of consumer coverage. Mr. Jeffries holds a Bachelor of Arts degree from Haverford College and a Master of Arts degree and a Juris Doctor degree from Yale University.

Since January 1, 2014, neither Mr. Jeffries, nor any of his immediate family members, have been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) promulgated under Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2015

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: Chief Executive Officer